Exhibit 10.24

TWO INTERNATIONAL PLACE
Boston, Massachusetts

FIRST AMENDMENT TO LEASE
Fusion Pharmaceuticals US Inc.

First Amendment to Lease (the “Amendment”) dated as of March 16, 2021, between Fort Hill Square 2 Owner LLC, a Delaware limited liability company (“Landlord”), and Fusion Pharmaceuticals US Inc., a Delaware corporation (“Tenant”).

Background

Reference is made to that certain Office Lease dated as of October 1, 2019 (the “Lease”) by and between Landlord and Tenant for certain premises in the Building known as Two International Place, Boston, Massachusetts (the “Building”).  The Premises currently leased by Tenant consist of 11,644 square feet of Rentable Floor Area on the 23rd floor of the Building, as more particularly described in the Lease (the “Existing Premises”).  The Term of the Lease is currently scheduled to expire on February 28, 2026 (the “Current Expiration Date”).  Capitalized terms used and not otherwise defined in this Amendment shall have the meanings set forth in the Lease.

Landlord and Tenant desire to amend the Lease to expand the Premises on the terms and conditions set forth in this Amendment.

Agreement

For value received, Landlord and Tenant hereby agree as follows:

1.Expansion Premises.  Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord the portion of the 23rd floor of the Building shown on Exhibit A to this Amendment containing 3,292 square feet of Rentable Floor Area (the “Expansion Premises”).  Commencing on the Expansion Commencement Date (as defined below) and continuing through the Term Expiration Date, as extended pursuant to Paragraph 2 below, the Expansion Premises shall be added to and leased by Tenant as part of the Premises under the Lease.  The period commencing on the Expansion Commencement Date and ending on the Term Expiration Date (as extended pursuant to Paragraph 2 below) shall be referred to herein as the “Expansion Term”.  Effective as of the Expansion Commencement Date, the Premises shall contain an aggregate of 14,936 square feet of Rentable Floor Area.  Except as set forth in this Amendment, Tenant’s lease of the Expansion Premises shall be on all of the terms and conditions set forth in the Lease that are in effect immediately before the date of this Amendment.

(a)Annual Fixed Rent for the Expansion Premises.  Commencing on the Expansion Commencement Date, Tenant shall pay Annual Fixed Rent for the Expansion Premises at an Annual Fixed Rent Rate Per Square Foot of Rentable Floor Area equal to:

(i) $73.00 per square foot of Rentable Floor Area of the Expansion Premises per annum during Expansion Lease Year 1;

(ii) $74.46 per square foot of Rentable Floor Area of the Expansion Premises per annum during Expansion Lease Year 2;

(iv) $75.95 per square foot of Rentable Floor Area of the Expansion Premises per annum during Expansion Lease Year 3;

(v) $77.47 per square foot of Rentable Floor Area of the Expansion Premises per annum during Expansion Lease Year 4;

(vi) $79.02 per square foot of Rentable Floor Area of the Expansion Premises per annum during Expansion Lease Year 5; and

(vii) $80.60 per square foot of Rentable Floor Area of the Expansion Premises per annum during Expansion Lease Year 6 (partial year).

As used above, “Expansion Lease Year” shall mean each twelve (12) month period beginning on the Expansion Commencement Date and on each anniversary thereof, provided that the Expansion Lease Year 6 shall end on the Term Expiration Date as extended pursuant to Paragraph 2 below.

Notwithstanding the foregoing, as an inducement for Tenant to enter into and faithfully to perform its obligations under this Amendment, so long as Tenant is not in default under the Lease (as amended hereby) continuing beyond any applicable notice and cure period, Landlord shall waive payment of Annual Fixed Rent with respect to the Expansion Area for the period commencing on the Expansion Commencement Date and ending on the date that is three (3) months following the Expansion Commencement Date (the “Expansion Term Waiver Period”) (in an amount equal to $60,079.00 in the aggregate).  Tenant shall make full payment of Annual Fixed Rent (i.e., the prorated amount) with respect to the Expansion Premises at the beginning of the calendar month in which such Expansion Term Waiver Period expires for the portion of such calendar month after the end of such Expansion Term Waiver Period.  Except as set forth in this Amendment, all payments of Annual Fixed Rent and additional charges for the Expansion Premises (including, without limitation, additional charges for electricity under Section 2.7 of the Lease) shall be paid at the times and in the manner set forth in Sections 2.5, 2.6 (as modified below for the Expansion Premises), and 2.7 of the Lease.

(b)Additional Charges.  During the Expansion Term, Tenant shall pay additional charges for (i) Landlord’s Operating Expenses under Section 2.6 of the Lease for the Expansion Premises, which shall be calculated using a Base Operating Expenses per square foot of Rentable Floor Area of the Expansion Premises equal to the 2021 Base and (ii) Landlord’s Taxes under Section 2.6 of the Lease for the Expansion Premises, which shall be calculated using a Base Taxes per square foot of Rentable Floor Area of the Expansion Premises equal to the 2022 Tax Base.  The term “2021 Base” shall mean the amount of Landlord’s Operating Expenses per square foot of Rentable Floor Area actually charged to office tenants in the Building for the calendar year 2021 under leases with definitions of Landlord’s Operating Expenses equivalent to that set forth in Section 2.6 of the Lease (excluding “restricted items” that are provided on a direct reimbursement basis, such as after-hours HVAC).  The term “2022 Tax Base” shall mean the amount of Landlord’s Taxes per square foot of Rentable Floor Area actually charged to office tenants in the Building for the fiscal tax year ending on June 30, 2022 under leases with definitions of Landlord’s Taxes equivalent to that set forth in Section 2.6 of the Lease.

(c)Landlord’s Operating Expenses. Notwithstanding anything to the contrary in the Lease, during the Expansion Term, Landlord’s Operating Expenses shall include costs incurred by Landlord in connection with installing, subsidizing and operating Project amenities and specialty services (such as a telecommunications facility, fitness center, gym or other athletic or recreational club, conference center, or a tenant only lounge area and the like) located in the Project for use by tenants generally to the extent such costs exceed the net income received therefrom (provided that such costs shall be allocated to Phase 2 in the ratio which the Total Rentable Floor Area of the Building bears to the total Rentable Floor Area of Phase 1 in the absence of circumstances determined by Landlord to dictate a special allocation). Accordingly, the words “the cost of installing or subsidizing any specialty services, such as the parking facility, an observatory, broadcasting or telecommunications facility, retail store, sundries  shop, newsstand, cafeteria, hotel or dining facility, or athletic or recreational club” are hereby deleted from the last sentence of the first paragraph of Section 2.6.3.

(d)Expansion Commencement Date.  Landlord shall deliver the Expansion Premises free of all tenants and occupants and broom clean.  The date Landlord delivers the Expansion Premises to Tenant shall be referred to herein as the “Expansion Premises Delivery Date”.  Landlord estimates that the Expansion Premises Delivery Date will occur on the date that the parties mutually execute and deliver this Amendment (the “Estimated Delivery Date”).  However, in attempting to accomplish the foregoing, Landlord shall not be obligated to exercise any efforts or to expend any sums which are out of the ordinary course of operating the Building.  Landlord’s failure to deliver, or delay in delivering, such space on or about the Estimated Delivery Date, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute a default by Landlord, shall not affect the validity of the Lease as amended hereby, shall not affect Tenant’s obligations to lease such space when delivered, and shall not affect the end of the Term as otherwise determined hereunder or Tenant’s obligations associated therewith.  Upon Tenant’s request, from time to time, Landlord shall provide to Tenant the status of the availability of the Expansion Premises, and, if Landlord reasonably believes that the Expansion Premises Delivery Date will not occur on or about the Estimated Delivery Date, then Landlord shall endeavor to provide ten (10) days’ prior notice to Tenant of the anticipated Expansion Premises Delivery Date.  The “Expansion Commencement Date” shall mean earlier of: (i) October 1, 2021 (the “Estimated Expansion Commencement Date”), (ii) the date on which Tenant first enters into possession of all or any portion of the Expansion Premises for the conduct of its business. Tenant shall lease the Expansion Premises in its “as-is” condition as of the date of this Amendment, and Landlord shall not be obligated to perform any tenant improvements or provide any allowance in connection with Tenant’s lease of the Expansion Premises, except for the Expansion Allowance as expressly set forth below.

Following the Expansion Commencement Date, upon request of either party, Landlord and Tenant shall execute and deliver a written confirmation of the Delivery Date and the Expansion Commencement Date

(e)Tenant Work in the Expansion Premises.  Landlord shall provide Tenant with an allowance for the hard costs of preparing the Expansion Premises for Tenant's occupancy and to perform work in the Existing Premises in an amount not to exceed $37.50 per square foot of Rentable Floor Area of the Expansion Premises (i.e., $123,450.00), plus $5.00 per square foot of Rentable Floor Area of the Existing Premises (i.e., $58,220.00) for a total not to exceed $181,670.00 (the “Expansion Allowance”).  Such Tenant Work shall be performed by Tenant in accordance with and subject to all terms and provisions of Section 5.10 of the Lease.  Tenant may requisition Landlord for disbursements of the Expansion Allowance in accordance herewith at any time after the date on which Landlord delivers the Expansion Premises to Tenant; provided, however, Landlord shall have no obligation to disburse the Expansion Allowance at any time when Tenant is in default under the Lease (continuing beyond any applicable notice and cure period) or after the date that is eighteen (18) months following the Expansion Commencement Date.  Tenant shall not have the right to apply an unused portion of the Expansion Allowance against Annual Fixed Rent due under the Lease (as amended hereby).  The Expansion Allowance shall be disbursed as requisitioned by Tenant but no more than once per month, and Landlord shall have a period of thirty (30) days to make such disbursements.  For each disbursement, Tenant shall submit a requisition package to Landlord, with an itemization of the costs being requisitioned and the total Tenant Work costs incurred to date, a certificate by an officer of Tenant that all such Tenant Work costs have been incurred after the Delivery Date and paid for by Tenant, and appropriate reasonable back-up documentation including, without limitation, lien releases (in a form reasonably approved by Landlord), paid invoices and bills.  The final requisition package shall further include an executed estoppel letter under the Lease, an original certificate of occupancy (if one is required), and the as-built plans required under Section 5.10.2 of the Lease (if Construction Documents were prepared in connection with such Tenant Work). Notwithstanding anything contained herein to the contrary, Tenant shall also be permitted to use any portion of the Expansion Allowance for the hard costs of constructing improvements or alterations to any portion of the Existing Premises.

If, after the execution and delivery of this Amendment, a COVID-19 Delay Event results in an actual delay of Tenant’s ability to perform the critical path of construction of its tenant improvement work to prepare the Expansion Premises for Tenant’s occupancy such that Tenant is unable to substantially complete such work prior to the Estimated Expansion Commencement Date then the Expansion Commencement Date shall be extended by one day for each day (up to sixty (60) days in the aggregate), that Tenant’s performance of such work is delayed beyond the Estimated Expansion Commencement Date. For purposes of the foregoing, a “COVID-19 Delay Event” means any government mandated construction moratorium or similar governmental acts or orders by a governmental authority having jurisdiction over the Project and applicable to the Project (as distinguished from an inability to obtain the applicable permits and approvals required to carry out any applicable work hereunder in the ordinary course) that could not have been reasonably anticipated and was enacted after the execution and delivery of this Amendment arising out of the existence of the COVID-19 pandemic. Tenant shall promptly notify Landlord of the occurrence of any COVID-19 Delay Event and the then expected construction delay, if any, due to such event.

2.Term; Existing Premises.  The Term of the Lease with respect to the Existing Premises is hereby extended for the period commencing as of March 1, 2026 through the date that is sixty-seven (67) months after the Expansion Commencement Date, which shall be the new “Term Expiration Date” under the Lease.

(a)Annual Fixed Rent for the Existing Premises.  Commencing on March 1, 2026, Tenant shall pay Annual Fixed Rent for the Existing Premises at an Annual Fixed Rent Rate Per Square Foot of Rentable Floor Area equal to $84.46 per square foot of Rentable Floor Area of the Existing Premises per annum through the Term Expiration Date (as extended pursuant to this Paragraph 2) in accordance with the terms of the Lease.

(b)Additional Charges.  All payments of Annual Fixed Rent and additional charges (including, without limitation, additional charges for electricity under Section 2.7 of the Lease) with respect to the Existing Premises during the Expansion Term shall be paid at the times and in the manner set forth in Sections 2.5, 2.6 and 2.7 of the Lease as amended by Paragraph 1(c) above (but unaffected by Paragraph 1(b) above).

(c)General.  Except as otherwise set forth in this Amendment, Tenant’s lease of the Existing Premises during the Expansion Term shall be on all of the terms and conditions of the Lease in effect immediately before the commencement of the Expansion Term (it being understood that Tenant accepts the entire Existing Premises in their “as is” condition as of the commencement of the Expansion Term).

3.Brokerage.  Each of Landlord and Tenant represents and warrants to the other that it has had no dealings with any broker or agent in connection with this Amendment except for T3 Advisors (the “Broker”).  Each party covenants to pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any other broker or agent other than the Broker with respect to this Amendment or the negotiation thereof arising from such party’s breach of the foregoing warranty.

4.Ratification.  Except as set forth herein, the terms of the Lease are hereby ratified and confirmed and shall remain in full force and effect, including without limitation the provisions of Section 9.1 of the Lease concerning Landlord’s liability, which are expressly incorporated herein.  The representations and warranties set forth in Section 8.17 of the Lease are hereby restated and confirmed as of the date hereof by the persons executing this Amendment on behalf of Tenant with respect to the Lease as amended hereby.  Tenant acknowledges that Landlord has performed all of its obligations with respect to the Premises and that, to the best of Tenant’s knowledge, as of the date hereof Landlord is not in default under any of the terms of the Lease.

5.Miscellaneous.  In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall govern and control. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.  This Amendment shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

This Amendment may be executed in any number of counterparts, including facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.  The Parties hereby acknowledge and agree that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Amendment had been delivered. Each party hereto (i) intends to be bound by the signatures (whether original, faxed or electronic) on any document sent by facsimile or electronic mail, (ii) is aware that the other party will rely on such signatures, and (iii) hereby waives any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature. Each party hereto represents to the other that its signatory of this Amendment has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.  If any term, provision or condition of this Amendment shall, to any extent, be finally adjudicated to be invalid or unenforceable, the remainder of this Amendment (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is finally adjudicated to be invalid or unenforceable) shall not be affected hereby and each and any other term, provision and condition of this Amendment shall be valid and enforceable to the fullest extent permitted by law.  No modification or amendment of or waiver under the Lease or this Amendment shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

[signature page follows]

Executed as a sealed Massachusetts instrument as of the date first written above.

LANDLORD:

FORT HILL SQUARE 2 OWNER LLC, a Delaware limited liability company

By:	The Chiofaro Company, Inc., property management agent for Landlord

By:	/s/ Donald J. Chiofaro
Donald J. Chiofaro
Its President and Treasurer

TENANT:

FUSION PHARMACEUTICALS US INC., a Delaware corporation

By:	/s/John Crowley
Name:	John Crowley
Title:	Chief Financial Officer

Exhibit A

Expansion Premises

TWO INTERNATIONAL PLACE FLOOR 23 3,292 SF

8